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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT _____)*


                               AMB Financial Corp.
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   001984 10 3
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of This Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X|         Rule 13d-1(b)

            [ ]         Rule 13d-1(c)

            [ ]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose on Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

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CUSIP No. 001984103                    13G                     Page 2 of 5 Pages
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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    AMB Financial Corp.
    Employee Stock Ownership Plan Trust
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [_].
                                                      (b) [X].

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3.  SEC USE ONLY


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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Indiana
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                                 5.       SOLE VOTING POWER
                                          16,734

           NUMBER OF             -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY                     138,287
           OWNED BY
             EACH                -------- --------------------------------------
           REPORTING             7.       SOLE DISPOSITIVE POWER
            PERSON                        155,021
             WITH
                                 -------- --------------------------------------
                                 8.       SHARED DISPOSITIVE POWER
                                          0

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    155,021
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /.

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    15.73% of 985,765 shares of Common Stock outstanding as of December 31, 2004.
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12. TYPE OF REPORTING PERSON

    EP
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                                   Page 2 of 5
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CUSIP No. 001984103                    13G                     Page 3 of 5 Pages
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ITEM 1.

      (a)      NAME OF ISSUER

               AMB Financial Corp.

      (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               8230 Hohman Avenue
               Munster, Indiana 46321

ITEM 2.

      (a)      NAME OF PERSON FILING

               AMB Financial Corp.
               Employee Stock Ownership Plan Trust
               Trustee: HomeFederal Bank

      (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

               501 Washington Street
               P.O. Box 408
               Columbus, IN 47201

      (c)      CITIZENSHIP OR PLACE OF ORGANIZATION

               Indiana

      (d)      TITLE OF CLASS OF SECURITES

               Common Stock, par value $0.01 per share

      (e)      CUSIP NUMBER

                        001984 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B, OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (f) |X| An employee benefit plan or endowment fund in accordance
                       with ss.240.13d-1 (b)(1)(ii)(F).

                                   Page 3 of 5
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CUSIP No. 001984103                    13G                     Page 4 of 5 Pages
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ITEM 4.        OWNERSHIP

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount beneficially owned: 155,021.

               (b) Percent of class: 15.73.

               (c) Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote 16,734.
                   (ii)  Shared power to vote or to direct the vote 138,286.
                   (iii) Sole power to dispose or to direct the disposition
                         of 155,021.
                   (iv) Shared power to dispose or to direct the disposition of __________.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    The reporting person is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable

ITEM 10.    CERTIFICATION

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                   Page 4 of 5
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CUSIP No. 001984103                    13G                     Page 5 of 5 Pages
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.



Date:  January 28, 2005             AMB FINANCIAL CORP.
      -----------------             EMPLOYEE STOCK
                                    OWNERSHIP PLAN TRUST

                                    By: HomeFederal Bank, as Trustee



                                    ------------------------------------------
                                    Name:       David L. Fisher
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                                    Title: Vice President & Senior Trust Officer

























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